Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS SECOND QUARTER OF FISCAL YEAR 2015 RESULTS

O’FALLON, MO – (March 10, 2015) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the second quarter of fiscal year 2015.

Second Quarter Summary:

•	Total sales were $18.2 million, an increase of 20.5% year-over-year. Excluding the impacts of the acquisition of Sterimedix in the period, total sales increased 13.4% year-over-year.
•	Ophthalmic sales increased 8.9% year-over-year and neurosurgery sales increased 36.4% year-over-year.
•	Domestic sales increased 16.6% and International sales increased 31.0% year-over-year. International sales increased 36.8% year-over-year on a constant currency basis.
•	Disposable product sales increased 18.0% and capital equipment sales increased 44.9%.
•	GAAP EPS was $0.04 compared to a loss of $0.01 in the second quarter last year.
•	Non-GAAP EPS was $0.07 compared to $0.00 in the second quarter last year.
•	EBITDA increased 1,501.7% to $1.9 million, compared to $0.1 million last year.

“We are very pleased with our second quarter sales performance. We reported strong organic revenue growth of 13.4% year-over-year, and our total revenue growth exceeded 20% year-over-year including the partial-period contributions from our acquisition of Sterimedix Limited,” said David M. Hable, the Company’s President and Chief Executive Officer. “We continue to be encouraged by the progress we are making in the commercialization of the VersaVIT 2.0 system – the largest organic growth driver of our ophthalmic business in the second quarter – and our valuable relationships with our OEM customers continued to pay dividends this quarter as better-than-expected demand for our disposables and capital equipment drove strong sales growth compared to last year. Synergetics’ performance over the first six-months of fiscal year 2015 has been very strong with sales up 13.7% year-over-year, operating profit up 132.1% and cash flow from operations of $4.8 million. We expect continued strength in our operating and financial results over the balance of fiscal 2015.”

Second Quarter Results

Second quarter of fiscal 2015 sales totaled $18.2 million, an increase of 20.5%, compared to sales of $15.1 million in the second quarter of fiscal 2014. Total sales included contributions from our acquisition of Sterimedix Limited of $1.1 million, attributable to the period of December 10, 2014 to January 31, 2015. Second quarter sales performance was driven primarily by a 36.4% increase in Neurosurgery sales and an 8.9% increase in ophthalmic sales. Other sales increased 116.8% year-over-year.

Following the completion of the acquisition of Sterimedix, the Company assessed its sales presentation format and determined that a more comprehensive breakdown of its ophthalmic and neurosurgery sales is appropriate to more completely describe its revenues by market, as compared to reporting revenues by distribution category. The following table presents the Company’s revised presentation of reporting enterprise-wide sales by market, as well as the previous presentation of reporting revenues by distribution category. The Company will provide sales results under both presentation formats for the balance of fiscal 2015 and will transition to the new presentation format of sales based upon market thereafter.

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($’s in thousands)	Three Months Ended January 31, 2015	Three Months Ended January 31, 2014	% Change y/y	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014	% Change y/y
Net Sales: Presentation based upon market
Ophthalmic (1)	$9,985	$9,165	8.9%	$19,510	$18,129	7.6%
Neurosurgery (2)	7,894	5,788	36.4%	14,912	12,245	21.8%
Other (3)	310	143	116.8%	414	252	64.3%
Total:	$18,189	$15,096	20.5%	$34,836	$30,626	13.7%

Net Sales: Presentation based upon distribution
Ophthalmic(4)	$8,228	$8,739	(5.8%)	$16,958	$17,237	(1.6%)
OEM (5)	9,784	6,123	59.8%	17,470	12,971	34.7%
Other (6)	177	234	(24.4%)	408	418	(2.4%)
Total:	$18,189	$15,096	20.5%	$34,836	$30,626	13.7%

•	Total ophthalmic sales increased 8.9% to $10.0 million, compared to $9.2 million in the second quarter of fiscal 2014. Domestic ophthalmic sales decreased 5.0% primarily due to declines in our base ophthalmic business offset, partially, by sales of VersaVITTM and procedural kits. International ophthalmic sales increased 27.2% year-over-year primarily due to the addition of Sterimedix sales from December 10, 2014 through January 31, 2015, partially offset by a 4.3% decrease in international ophthalmology direct and distributor sales, primarily due to foreign currency adjustments.

•	Total neurosurgery sales increased 36.4% to $7.9 million, compared to $5.8 million in the second quarter of fiscal 2014. The increase in neurosurgery sales benefited primarily from strong volumes of disposable products and generators sold to Codman and Stryker compared to last year. Other sales increased 116.8% to $310,000, compared to $143,000 last year, primarily due to the addition of Sterimedix aesthetics sales from December 10, 2014 through January 31, 2015.

•	Total domestic sales increased 16.6% to $12.9 million in the second quarter of fiscal 2015, driven by higher neurosurgery sales, which are recorded as Domestic sales, partially offset by a 5.0% decline in domestic ophthalmic sales compared to last year. International sales increased 31.0% to $5.3 million primarily due to the addition of Sterimedix sales December 10, 2014 through January 31, 2015, partially offset by the 4.3% decrease in international ophthalmology sales related to the impacts of foreign currency exchange in the period.

•	Capital equipment sales increased 44.9% to $2.3 million, or 12.9% of sales in the second quarter of fiscal 2015 compared to $1.6 million, or 10.7% of sales, in the second quarter of fiscal 2014. Disposable product sales increased 18.0% to $15.5 million, or 85.4% of sales this year, compared to sales of $13.2 million, or 87.2% of sales in the second quarter of fiscal 2014.

Gross profit for the second quarter of fiscal 2015 totaled $9.6 million, or 52.7% of sales, compared to $8.4 million, or 55.6% of sales, in the second quarter of fiscal 2014. Year-over-year gross margin performance was driven by a product mix shift to neurosurgical sales from ophthalmic sales compared to last year, costs related to our final production at the King of Prussia facility, foreign currency exchange and inventory purchase price allocation related to our acquisition of Sterimedix.

Total operating expenses decreased 4.4% year-over-year to $8.4 million, or 46.1% of sales, in the second quarter of fiscal 2015 from $8.8 million, or 58.1% of sales, in the comparable 2014 period. Research and development expenses decreased 32.1% to $1.0 million, or 5.7% of sales, compared to 10.0% of sales last year. Sales and marketing expenses increased 0.4% to $3.6 million, or 20.0% of sales, compared to 24.0% of sales last year. General and administrative expenses decreased 2.0% to $2.9 million, or 16.2% of sales, compared to 19.9% of sales last year. Total operating expenses also increased due to higher expenses related to the Company’s closure of its King of Prussia facility compared to the prior year period.

Reported operating income for the second quarter of fiscal 2015 increased $1.6 million to $1.2 million, or 6.6% of sales, compared to an operating loss of $0.4 million last year. Reported net income increased $1.2 million to approximately $1.0 million, or $0.04 per diluted share, compared to a loss of $0.2 million, or $0.01 per diluted share, for the same period of fiscal 2014.

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As of January 31, 2015, the Company had approximately $8.9 million in cash and $2.75 million in interest-bearing debt. Cash flows provided by operating activities were $4.8 million for the six months ended January 31, 2015, compared to cash flows used by operating activities of $302,000 for the comparable fiscal 2014 period.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, March 10, 2015 at 4:00 p.m. Central Time (5:00 p.m. Eastern) to review the Company’s results for the fiscal second quarter ended January 31, 2015. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 39067049. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast at http://www.synergeticsusa.com. A replay will be available on the Company’s website for approximately 30 days.

Notes to Accompany the Enterprise-wide Sales Table:

(1) Net sales from ophthalmic represent all sales of ophthalmic devices from direct sales representatives, distribution partners and OEMs. Recognition of deferred revenue of $322,000 and $644,000 from Alcon, Inc. is included in this category for the three and six months ended January 31, 2015 and 2014, respectively.

(2) Net sales from neurosurgery represent sales of electrosurgery generators, disposable bipolar forceps and related accessories and royalties from Codman, multi-channel generators, disposable ultrasonic tips and related accessories to Stryker and certain neurosurgery disposables sold through distribution. Many of the products that the Company sells to its neurosurgery OEM customers are shipped to their non-U.S. customers in various countries around the world, but are included in the Company’s domestic revenues.

(3) Other net sales represent all sales of aesthetic devices, freight and other miscellaneous revenues.

(4) Net sales from ophthalmic represent sales of ophthalmic devices from direct sales representatives and distribution partners.

(5) Net sales from OEM represent sales of electrosurgery generators, disposable bipolar forceps and related accessories and royalties from Codman, multi-channel generators, disposable ultrasonic tips and related accessories to Stryker and sales of certain disposable products. Recognition of deferred revenues of $322,000 and $644,000 from Alcon, Inc. is included in this category for the three and six months ended January 31, 2015 and 2014, respectively. Many of the products that the Company sells to its neurosurgery OEM customers are shipped to their non-U.S. customers in various countries around the world, but are included in the Company’s domestic revenues.

(6) Other net sales represent direct neurosurgery revenues and other miscellaneous revenues.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company’s product lines focus on precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

The Company measures its performance primarily through its growth in revenue and operating profit. In addition to results reported in accordance with GAAP, the Company provides adjusted operating income and margin, EBITDA and adjusted diluted earnings per share. These adjusted amounts consist of GAAP amounts excluding the adjustment for exit costs occurring during the period. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. The Company believes that the presentation of adjusted operating income and margin, EBITDA and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

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These non-GAAP measures are considered by the Company’s Board of Directors and management as a basis for measuring and evaluating the Company’s overall operating performance and ability to service debt. They are presented to enhance an understanding of the Company’s operating results and are not intended to represent cash flow or results of operations.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive (Loss) Income (Unaudited)
Three and Six Months Ended January 31, 2015 and 2014
(Dollars in thousands, except share and per share data)

	Three Months Ended January 31, 2015	Three Months Ended January 31, 2014	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014
Net sales	$18,189	$15,096	$34,836	$30,626
Cost of sales	8,605	6,698	15,982	13,304
Gross profit	9,584	8,398	18,854	17,322
Operating expenses
Research and development	1,028	1,513	2,227	2,710
Sales and marketing	3,643	3,630	7,339	7,205
Medical device excise tax	116	115	244	240
Exit costs	657	514	719	514
General and administrative	2,942	3,003	5,970	5,638
	8,386	8,775	16,499	16,307
Operating income (loss)	1,198	(377)	2,355	1,015
Other income (expense)
Investment income	1	3	2	6
Interest expense	(14)	--	(14)	--
	(13)	3	(12)	6
Income (loss) from operations before provision (benefit) for income taxes	1,185	(374)	2,343	1,021
Provision (benefit) for income taxes	233	(149)	623	312
Net income (loss)	$952	$(225)	$1,720	$709
Earnings (loss) per share:
Basic earnings (loss) per share	$0.04	$(0.01)	$0.07	$0.03
Diluted earnings (loss) per share	$0.04	$(0.01)	$0.07	$0.03

Basic weighted average common shares outstanding	25,364,574	25,309,641	25,352,279	25,301,830
Diluted weighted average common shares outstanding	25,424,835	25,309,641	25,407,508	25,386,679

Net income (loss)	$952	$(225)	$1,720	$709
Foreign currency translation adjustment	(1,311)	(35)	(1,816)	140
Comprehensive (loss) income	$(359)	$(260)	$(96)	$849

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Net Income and EBITDA
Three and Six Months Ended January 31, 2015 and 2014
(In thousands)

EBITDA Reconciliation	Three Months Ended January 31, 2015	Three Months Ended January 31, 2014
Net income (loss)	$952	$(225)
Interest expense	14	--
Income tax provision (benefit)	233	(149)
Depreciation	380	305
Amortization	295	186
EBITDA	$1,874	$117

EBITDA Reconciliation	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014
Net income	$1,720	$709
Interest	14	--
Income tax provision	623	312
Depreciation	689	571
Amortization	543	366
EBITDA	$3,589	$1,958

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Adjusted Operating Income, Operating Margin and Non-GAAP EPS
Three and Six Months Ended January 31, 2015 and 2014
(Dollars in thousands, except per share and per share data)

Adjusted Operating Income	Three Months Ended January 31, 2015	Three Months Ended January 31, 2014	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014
GAAP Operating Income (Loss)	$1,198	$(377)	$2,355	$1,015
Exit costs	657	514	719	514
Sterimedix acquisition related costs (1)	204	--	290	--
Adjusted operating income	2,059	137	3,364	1,529
Sales	18,189	15,096	34,836	30,626
Adjusted operating margin	11.3%	0.9%	9.7%	5.0%

Non-GAAP EPS Impact

Exit costs	$657	$514	$719	$514
Sterimedix acquisition related costs (1)	204	--	290	--
Total	861	514	1,009	514
Effective tax rate	19.7	39.8	26.6	30.6
Tax effected costs	691	309	741	357
Diluted weighted average common shares	25,424,835	25,309,641	25,407,508	25,386,679
Diluted earnings per share	$0.03	$0.01	$0.03	$0.01

(1)	Included in the general and administrative expense line item.

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Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of January 31, 2015 (Unaudited) and July 31, 2014
(Dollars in thousands, except share data)

	January 31, 2015	July 31, 2014
Assets
Current assets
Cash and cash equivalents	$8,866	$15,443
Accounts receivable, net of allowance for doubtful accounts of $646 and $722, respectively	13,188	14,641
Inventories	16,537	15,134
Prepaid expenses	1,075	1,223
Deferred income taxes	2,233	2,042
Total current assets	41,899	48,483
Property and equipment, net	10,337	8,785
Intangible and other assets
Goodwill	17,429	12,738
Other intangible assets, net	19,574	11,911
Deferred income taxes	--	1,219
Patents, net	1,415	1,472
Deferred financing costs, net	122	--
Cash value of life insurance	107	107
Total assets	$90,833	$84,715
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,672	$2,530
Accrued expenses	2,788	2,845
Income taxes payable	405	386
Contingent acquisition liability	561	--
Current maturities of long-term debt	550	--
Deferred revenue	1,288	1,288
Total current liabilities	9,264	7,049
Long-Term liabilities
Borrowings under term loan facility	2,200	--
Deferred income taxes	130	--
Contingent acquisition liability	2,000	--
Deferred revenue	12,598	13,242
Total long-term liabilities	16,928	13,242
Total liabilities	26,192	20,291
Commitments and contingencies
Stockholders’ equity
Common stock at January 31, 2015 and July 31, 2014, $0.001 par value, 50,000,000 shares authorized; 25,566,332 and 25,364,608 shares issued and outstanding, respectively	26	25
Additional paid-in capital	28,956	28,594
Retained earnings	37,880	36,160
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(2,171)	(355)
Total stockholders’ equity	64,691	64,424
Total liabilities and stockholders’ equity	$90,833	$84,715

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Synergetics USA Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
Six Months Ended January 31, 2015 and 2014
(Dollars in thousands)

	Six Months Ended January 31, 2015	Six Months Ended January 31, 2014
Cash Flows from Operating Activities
Net income	$1,720	$709
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	689	571
Amortization	543	366
Provision for doubtful accounts receivable	8	6
Stock-based compensation	388	605
Deferred income taxes	(67)	(35)
Changes in assets and liabilities
Decrease (increase) in:
Accounts receivable	1,638	1,164
Inventories	(36)	(1,854)
Prepaid expenses	177	(254)
Income taxes refundable	--	254
Increase (decrease) in:
Accounts payable	730	(213)
Accrued expenses	(243)	(940)
Deferred revenue	(644)	(644)
Income taxes payable	(120)	(37)
Net cash provided by (used in) operating activities	4,783	(302)

Cash Flows from Investing Activities
Purchase of property and equipment	(393)	(735)
Acquisition of Sterimedix	(13,177)	--
Acquisition of patents and other intangibles	(69)	(139)
Net cash used in investing activities	(13,639)	(874)

Cash Flows from Financing Activities
Deferred financing costs	(123)	--
Proceeds from borrowings under the Revolving Credit Line	2,750	--
Proceeds from the issuance of common stock	28	36
Tax benefit associated with the exercise of non-qualified stock options	16	25
Net cash provided by financing activities	2,671	61

Foreign exchange rate effect on cash and cash equivalents	(392)	(133)
Net decrease in cash and cash equivalents	(6,577)	(1,248)
Cash and cash equivalents
Beginning	15,443	12,470
Ending	$8,866	$11,222

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